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                                                                       Exhibit 5

                    [Simpson Thacher & Bartlett Letterhead]

                                                                  March 29, 1996

Chemical Banking Corporation
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

     We have acted as counsel to Chemical Banking Corporation, a Delaware corporation (the "Company"), in connection with Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (Registration No. 33-63833) of the Company (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to up to 13,904,771 shares (the "Shares") of Common Stock, par value $1.00 per share, of the Company to be issued by the Company pursuant to (i) The Chase Manhattan 1982 Long-Term Incentive Plan (the "1982 Plan"),
(ii) The Chase Manhattan 1987 Long-Term Incentive Plan (the "1987 Plan"), (iii) The Chase Manhattan 1994 Long-Term Incentive Plan (the "1994 Plan") and (iv) The Chase Manhattan Stock Option Program for
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Chemical Banking Corporation          -2-                  March 29, 1996


Employees (the "Stock Option Plan" and, together with the 1982 Plan, the 1987 Plan and the 1994 Plan, the "Plans"; each a "Plan"), such Plans of The Chase Manhattan Corporation ("Chase") to be assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of August 27, 1995 (the "Merger Agreement"), between Chase and the Company.

     We have examined the Plans and the Merger Agreement. In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, upon the issuance of the Shares in accordance with the terms of the applicable Plan and payment of the consideration, if any, payable therefor pursuant to terms of the applicable Plan, such Shares will be validly issued, fully paid and nonassessable.

     We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

     We hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.
                                         Very truly yours,

                                          /s/ SIMPSON THACHER & BARTLETT

                                          SIMPSON THACHER & BARTLETT